Exhibit 99.1

For Immediate Release

Contacts:

Thomas Cooke, Chairman/Chief Executive Officer; Andrew Clifford, President; or Randal McDonald, Vice President – Finance and Accounting - (713) 458-1560

Website:

www.saratogaresources.com

Saratoga Resources, Inc. Files Voluntary Petitions for Protection under

Chapter 11; Operations to Continue During Reorganization

Houston, TX – June 19, 2015 – Saratoga Resources, Inc. (NYSE MKT: SARA; the “Company” or “Saratoga”) today announced the filing of voluntary Chapter 11 petitions for itself and certain operating subsidiaries in the U.S. Bankruptcy Court for the Western District of Louisiana in Lafayette.

Saratoga intends to continue to operate its business and manage its properties as debtors in possession. At this time, Saratoga believes it has sufficient cash to operate its businesses in the immediate term without need for debtor-in-possession financing.

The bankruptcy filing follows earlier challenges relating to the Company’s field operations coupled with the precipitous decline in oil and gas prices which resulted in lower than projected revenues and profitability and an unexpected arbitration award against the Company.  Exhaustive initiatives have been undertaken in the Company’s field operations, remedying many of the earlier operating issues, and an ongoing cost containment program is bringing down operating costs to address the lower commodity price environment. Production optimization initiatives and infrastructure improvements undertaken during the last twelve months have addressed the principal causes of decreased run times, gas lift gas shortages, mechanical issues and flow line capacity constraints.

Thomas F. Cooke, Saratoga’s Chairman and Chief Executive Officer, said “As a result of the steep decline in commodity prices during the second half of 2014 and continuing into 2015, compounded by production declines associated with run time issues in early 2014, which have subsequently been addressed, we have been operating in a cash constrained environment and have undertaken strategic initiatives to address operations in the current climate, including entering into forbearance agreements with our principal lenders and undertaking an extensive, cost-cutting program with targeted LOE and G&A savings of more than $13 million for 2015 compared to 2014. We have been working closely with our secured lenders to try to address liquidity issues with a view to either restructure or repay existing debt and preserve collateral from hostile action arising from the outstanding arbitration award and have retained advisors to assist in the evaluation of potential alternatives to either restructure or repay the existing secured debt. We have also engaged in discussions with Harvest Operating, the holder of the adverse arbitration award totaling $3.7 million, and are pursuing separate legal claims against Harvest Operating which may ultimately offset, in part or in whole, the arbitration award. Without an acceptable resolution of the arbitration award, our management and our principal lenders determined that a court administered reorganization would offer the best means of addressing the arbitration claim and the company’s existing debt structure and realizing the anticipated benefits of our drilling, workover and recompletion program.”

“We hope to use the Chapter 11 process to avert adverse action by Harvest Operating while still permitting us to pursue our legal claims against Harvest Operating as well as to arrive at a satisfactory restructuring or retirement of our existing secured debt while continuing to develop our holdings, grow our production and revenues and reduce our operating expenses,” Mr. Cooke said. “We appreciate the support of our employees, vendors, business associates and stockholders. We want to assure them that we intend to continue doing business while we complete the processes before us and expect that a vast majority of our suppliers, vendors and business associates will see no disruption in our business. We believe that our long-term prospects remain solid, that we continue to have substantial untapped reserves and that our development program will continue to increase daily production. The process we have undertaken will better allow us to realize the full value of our properties for the benefit of both our creditors and our stockholders and position us to benefit from what we expect is an inevitable recovery in oil and gas prices.”

Saratoga expects to file its monthly reports to the bankruptcy court under Form 8-K.

About Saratoga Resources

Saratoga Resources is an independent exploration and production company with offices in Houston, Texas and Covington, Louisiana. Principal holdings cover approximately 51,500 gross/net acres, mostly held by production, located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana and in the shallow Gulf of Mexico Shelf. Most of the company’s large drilling inventory has multiple pay objectives that range from as shallow as 1,000 feet to the ultra-deep prospects below 20,000 feet in water depths ranging from less than 10 feet to a maximum of approximately 80 feet. For more information, go to Saratoga's website at www.saratogaresources.com and sign up for regular updates by clicking on the Updates button.

Forward-Looking Statements

This press release includes certain estimates and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding the Company’s ability to continue to operate its business and to manage its properties as debtors-in-possession, the sufficiency of cash on hand to support operations in the intermediate term, the ability of the Company to operate without debtor-in-possession financing, the ability of the Company to arrive at a satisfactory arrangement with its creditors, the ability of the Company to arrive at a satisfactory resolution of the Harvest Operating arbitration award, the ultimate LOE and G&A cost savings that may be realized, the ability of the Company to maintain improved run times and to grow production levels, expected future increases in oil and gas prices, the ability of the Company to fund development activities, the ultimate preservation of equity and the ultimate outcome of the Chapter 11 proceeding. Words such as "expects”, "anticipates", "intends", "plans", "believes", "assumes", "seeks", "estimates", "should",  and variations of these words and similar expressions, are intended to identify these forward-looking statements. While we believe these statements are accurate, forward-looking statements are inherently uncertain and we cannot assure you that these expectations will occur and our actual results may be significantly different. These statements by the Company and its management are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Important factors that could cause actual results to differ from those in the forward-looking statements include the factors described in the "Risk Factors" section of the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

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